EXHIBIT 99.2
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Press Contacts:       Charles T. Jensen                 David A. Kaminer
---------------       NeoMedia Technologies, Inc.       The Kaminer Group
                      (239)  337-3434                   (914)  684-1934
                      cjensen@neom.com                  dkaminer@kamgrp.com

          NEOMEDIA TECHNOLOGIES COMPLETES ACQUISITION OF SECURE SOURCE
                               TECHNOLOGIES, INC.

FT. MYERS, FL, October 7, 2003 -- NeoMedia Technologies, Inc. (OTCBB: NEOM), said it has "added substantially" to its intellectual property (IP) portfolio and offerings for the homeland security and finance markets today by completing the acquisition of Secure Source Technologies, Inc. (SST), of Silver Spring, Maryland, including seven U.S. patents and one Canadian patent.
          Charles T. Jensen, NeoMedia's president, COO and acting CEO, said the acquisition, announced this summer (see "NeoMedia Technologies, Inc., Signs LOI to Acquire Secure Source Technologies," Business Wire, July 28), was completed through an exchange of 3.5 million shares common stock from NeoMedia to SST. The companies will centralize administrative and management functions in Fort Myers.
         "By acquiring SST, NeoMedia has added substantially to our patented technologies, IP and know-how, particularly for the homeland security and financial markets," said Jensen. "The combined NeoMedia/SST now offers the public and private sectors a combination of technologies, products and expertise to combat identity fraud and provide for safer, more secure financial transactions.
         "We believe," said Jensen, "this merger will enhance shareholder value through increased cash flow from patent licensing and expanded applications of our technologies."
            Jensen said the IP,  patents and know-how  offered by SST were "keys to the acquisition and merger." Through the end of 2002, fees, royalties and licenses from these patents totaled nearly $1 million from their end use by a broad range of companies, including Bayer AG, ESPN, American Express, Barclays Bank, Republic Bank, J.P. Morgan Chase, and NeoMedia.
NEW APPLICATIONS FOR PAPERCLICK
         Jensen said SST's newest enabling technologies "add a new dimension to our patented PaperClickTM, which reads and decodes UPC/EAN and other bar codes to provide an immediate and accurate link to the Internet and other computer-based information.
         "With SST's patents, NeoMedia can now offer the technology and expertise for security-sensitive applications and authentication, such as detection of routinely counterfeited and altered drug packaging, car titles, drivers' licenses, birth certificates, bank checks and other documents," he said. "The IP from SST includes a suite of patents covering methods and systems for creating and processing self-authenticating documents that contain both visible and invisible encrypted machine-readable data which can be captured and decoded with PaperClick-enabled camera phones and other scanners."
         "SST's newest technologies also add an exciting dimension to PaperClick for Cell/Mobile PhonesTM," he said. "New or improved security-sensitive applications and authentication will be possible as normally invisible information is captured with phone cameras and other scanners using different light sources."

ABOUT NEOMEDIA TECHNOLOGIES, INC.
NeoMedia Technologies, Inc. (www.neom.com), is an innovator and international leader in print-to-Internet and other technologies which make information faster and easier to access, with expertise in homeland security and e-authentication applications. NeoMedia markets PaperClick and PaperClick For Cell/Mobile Phones, which link physical information and objects to the Internet, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick and PaperClick For Cell/Mobile Phones are trademarks of NeoMedia Technologies, Inc.

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